EXHIBIT 99.1

John E. Roe, Sr. To Step Down as Chairman of the Board of Flushing Financial Corporation; Alfred A. DelliBovi Named as Successor

UNIONDALE, N.Y., Jan. 10, 2017 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq:FFIC), the parent holding company for Flushing Bank (the “Bank”), announced today that John E. Roe, Sr. stated his intention to relinquish his positions as Chairman of Board of Flushing Financial Corporation and Flushing Bank and Alfred A. DelliBovi has been elected Chairman of the Board of Directors of the Company and the Bank, effective February 3, 2017.

Mr. Roe has been Chairman since February 2011 and a member of the Board of Directors of the Company since its formation in 1994 and of the Bank since 1968. During Mr. Roe’s tenure on the Board, the Bank has grown from $592 million to $5.9 billion in assets.  John R. Buran, President and Chief Executive Officer of Flushing Financial, stated “On behalf of the Board of Directors, I want to thank John Roe for his leadership and support over these past years.  He has been a great partner in managing the growth of our organization and we are pleased that he will remain on our board.”

John E. Roe, Sr., the outgoing Chairman, stated: “Al has held many prestigious positions in both the public and private sectors. His broad experience in all aspects of banking make him uniquely qualified in both knowledge and experience. This will serve him well in his new role as Chairman of the Board of Flushing Financial.” Mr. DelliBovi is a nationally recognized authority on banking, the lending industry, housing, and public finance. He has been a member of the Board of Directors since 2014. Prior to joining the Board, He served as President and CEO of the Federal Home Loan Bank of New York. During his 21-year tenure at the helm of the Bank, he led a team of financial professionals growing the Bank tenfold to $120 billion in assets. Mr. DelliBovi has also held many prestigious political positions. He served as Deputy Secretary of the U. S. Department of Housing and Urban Development. He was also named to the Housing Commission of the Bipartisan Policy Center in Washington, D.C. He was the Administrator of the Urban Mass Transportation Administration at the US Department of Transportation in Washington, D.C. He also served as a Board Member of the Regional Plan Association and Vice Chair of the Board of Pentegra Defined Contribution Plan for Financial Institutions.   He was appointed by President Bush as Co-Chairman of the Presidential Task Force on Recovery in Los Angeles.  Mr. DelliBovi served four terms as a member of the New York State Assembly where he specialized in banking issues. John R. Buran, President and Chief Executive Officer of Flushing Financial, stated: “During Al’s tenure as a Director, he has served on the Executive, Audit, Risk and Compliance, and Investment Committees. I look forward to working with Al in his new role as we continue to grow the Flushing Financial franchise."  Mr. DelliBovi stated: “I am extremely proud of this nomination and thank my fellow board members for their support and confidence. I would like to thank John E. Roe, Sr., who has served as Chairman of the Board for the past 6 years. Under John’s leadership, Flushing Financial has grown profitably and delivered solid financial performance during economically challenging times.”

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq:FFIC) is the holding company for Flushing Bank®, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, and cash management services through its 19 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. As a leader in real estate lending, the Bank’s experienced lending team creates mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Additional information on Flushing Bank and Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Maria A. Grasso
Senior Executive Vice President, Chief Operating Officer
Flushing Bank
718-961-5400